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EXHIBIT 21

SUSIDIARIES OF MARINE PRODUCTS CORPORATION

NAME	STATE OF INCORPORATION
Chaparral Boats, Inc.	Georgia
Chaparral Marine Inc.	Georgia
Robalo LLC	Georgia

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  EXHIBIT 21